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                                                            Exhibit 4.30

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). NO INTEREST IN THIS NOTE MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO
(i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (ii) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE
ACT), OR (iii) AN EXEMPTION FROM REGISTRATION UNDER THE ACT WHERE THE HOLDER HAS FURNISHED TO THE PAYOR AN ACCEPTABLE OPINION OF ITS COUNSEL THAT AN EXEMPTION PROM REGISTRATION UNDER THE ACT IS AVAILABLE.

                             ARCADIA RESOURCES, INC.
                      AMENDED AND RESTATED PROMISSORY NOTE

$17,000,000                                                        JUNE 25, 2007

     FOR VALUE RECEIVED, the undersigned, Arcadia Resources, Inc., a Nevada corporation ('Payor"), having its executive office and principal place of business at 26777 Central Park Boulevard, Suite 200, Southfield, Michigan 48076, hereby promises to pay to JANA Master Fund, Ltd. ("Payee"), having an address at 200 Park Avenue, Suite 3300, New York, NY 10166, at Payee's address set forth above (or at such other place as Payee may from time to-time hereafter direct by notice in writing to Payor), the principal sum of SEVENTEEN MILLION DOLLARS ($17,000,000), in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts in accordance with the terms hereof.

1.   PAYMENT OF PRINCIPAL AND INTEREST.

     1.1 The principal amount of this Note outstanding from time to time shall bear simple interest at the annual rate (the "Note Rate") equal to the One Year Libor Rate (as such rate is published in the Wall Street Journal) plus seven and one half percent (7.5%) from the date hereof ("Base Interest Rate") until the entire principal balance due under this Note has been paid in full; provided, however, that in the event the entire principal balance due under this Note has not been paid in full as of January 31, 2007, the Base Interest Rate shall increase by 1% per month on the first day of each month beginning February 1, 2007, not to exceed a maximum aggregate increase of 5% in total ("Interest Escalation Provision"). Notwithstanding anything contained herein to the contrary, the Note Rate on and after July 1, 2007 shall be equal to the One Year Libor Rate (as such rate is published in the Wall Street Journal) plus eight percent (8%). As of July 1, 2007, the Interest Escalation Provision shall be of no further force or effect and the applicable Note Rate shall be calculated without consideration of the Interest Escalation Provision. On and after the date which the total amount outstanding under this Note is equal to or less than Eight Million Five Hundred Thousand ($8,500,000) Dollars the Note Rate shall be equal to the One Year Libor Rate (as such rate is published in the Wall Street Journal) plus four percent (4%).

     1.2  The unpaid principal balance shall be due and payable on June 30, 2008


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          ("Maturity Date"). Accrued unpaid interest on the unpaid principal balance due under this Note shall be due and payable on June 30, 2007, and fifty percent (50%) of the accrued unpaid interest on the unpaid principal balance due under this Note shall be due and payable on the following dates: September 30, 2007; December 31, 2007; and March 31, 2008. All remaining unpaid accrued interest shall be due and payable on the Maturity Date.

     1.3 If Payor prepays any portion of the principal amount due under this Note on or before December 30, 2006 ("Permitted Prepayment Date"), together with the unpaid interest thereon accrued through the date of such prepayment, Payor shall pay a prepayment fee equal to the One Year Libor Rate (as such rate is published in the Wall Street Journal on the date of such prepayment) plus one and one-half percent (1.5%).

     1.4 All payments (including prepayments) made by the Payor on this Note shall be applied first to the payment of accrued unpaid interest on this Note and then to the reduction of the unpaid principal balance of this Note.

     1.5 In the event that the date for the payment of any amount payable under this Note falls due on a Saturday, Sunday or public holiday under the laws of the State of New York, the time for payment of such amount shall be extended to the next succeeding business day and interest at the Note Rate shall continue to accrue on any principal amount so effected until the payment thereof on such extended due date.

2.   REPLACEMENT OF NOTE.

     2.1 In the event that this Note is mutilated, destroyed, lost or stolen, Payor shall, at its sole expense, execute, register and deliver a new Note, in exchange and substitution for this Note, if mutilated, or in lieu of and substitution for this Note, if destroyed, lost or stolen. In the case of destruction, loss or theft, Payee shall furnish to Payor indemnity reasonably satisfactory to Payor, and in any such case, and in the case of mutilation, Payee shall also furnish to Payor evidence to its reasonable satisfaction of the mutilation, destruction, loss or theft of this Note and of the ownership thereof. Any replacement Note so issued shall be in the same outstanding principal amount as this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been paid, dated the date of this Note.

     2.2 Every Note issued pursuant to the provisions of Section 2.1 above in substitution for this Note shall constitute an additional contractual obligation of the Payor, whether or not this Note shall be found at any time or be enforceable by anyone.

3.   INTENTIONALLY OMITTED

4.   COVENANTS OF PAYOR.


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     Payor, on behalf of itself and its subsidiaries, covenants and agrees that, so long as this Note remains outstanding and unpaid, in whole, or in part:

     4.1 Payor and its subsidiaries will not sell, transfer or dispose of, nor permit or suffer the placement of any lien (statutory or other), priority, security interest, encumbrance or any other preferential arrangement upon, any of their material assets (including but not limited to real property and Payor's equity interests in such subsidiaries) without obtaining Payee's written consent, other than inventory in the ordinary course of business;

     4.2 Payor shall upon Payee's request furnish Payee with monthly financial updates;

     4.3 Payor and its subsidiaries will not pay any type of bonus to senior executive officers unless Payor's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fiscal year ending March 30, 2007 is greater than Eleven Million Dollars ($11,000,000) or Payee otherwise gives its written consent;

     4.4 Payor and its subsidiaries will not engage in sale/lease back transactions wherein real or personal property of Payor or its subsidiaries is sold and then reacquired in any type of lease transaction if the aggregate amount of all such transactions would exceed Five Million Dollars ($5,000,000);

     4.5 Payor and its subsidiaries will promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon any of them, their income and profits, or any of their property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that Payor or such subsidiary shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and Payor or such subsidiary, as the case may be, shall set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested;

     4.6 Payor and its subsidiaries will do or cause to be done all things necessary to preserve and keep in full force and effect each of their corporate existence, rights and franchises and substantially comply with all laws applicable to them as their counsel may advise;

     4.7 Except with respect to any debt owing to Payee or the refinancing of any existing debt of Payor and/or its subsidiaries owing to Payee, Payor and its subsidiaries will not: (i) incur any obligation for borrowed money, any obligation evidenced by bonds, notes or similar instruments (including any obligations incurred in the acquisition of property, assets or business), any reimbursement obligation, any deferred purchase price obligation, any guarantees of any such obligations, or any similar obligations (collectively, "debt") which is senior or pari passu to the debt under this Note, or to which the


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          debt under this Note would be structurally subordinate, if such debt together with such existing debt of Payor and its subsidiaries would exceed Twenty Five Million Dollars ($25,000,000), without Payee's consent or (ii) incur debt junior to the debt under this Note in an aggregate amount which exceeds Twenty Five Million Dollars ($25,000,000), other than to the extent such junior debt is issued to finance acquisitions in the ordinary course of Payor or its subsidiaries' business, without Payee's consent;

     4.8 Payor and its subsidiaries will utilize the proceeds of any sale of any of real or personal property for any of: (i) additional capital expenditures, (ii) payment of any debt which is senior to the debt under this Note, or (iii) the payment of debt arising under this Note;

     4.9 Payor and its subsidiaries will not issue any form of equity or other security (other than debt) in a public or private placement capital raise without Payee's consent;

     4.10 Payor and its subsidiaries will at all times maintain, preserve, protect and keep each of their property used or useful in the conduct of business in good repair, working order and condition (except for the effects of reasonable wear and tear in the ordinary course of business) and will from time to time, make all necessary and proper repairs, renewals, replacements, betterments and improvements thereto;

     4.11 Payor and its subsidiaries will keep adequately insured, by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

     4.12 Payor will, promptly following the occurrence of an Event of Default or of any condition or event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, furnish a statement of Payor's Chief Executive Officer or Chief Financial Officer to Payee setting forth the details of such Event of Default or condition or event and the action which Payor intends to take with respect thereto; and

     4.13 Payor will, and will cause each of its subsidiaries to, at all times maintain books of account in which all of its financial transactions are duly recorded in conformance with generally accepted accounting principles.

5. EVENTS OF DEFAULT. The following events each constitute an "Event of Default":

     5.1 The dissolution of Payor or any vote in favor thereof by the board of directors and shareholders of Payor; or

     5.2 Payor makes an assignment for the benefit of creditors, or files with a court of competent jurisdiction an application for appointment of a receiver or similar official with respect to it or any substantial part of its assets, or Payor files a petition seeking relief under any provision of the Federal Bankruptcy Code or any other federal or state statute now or hereafter in effect affording relief to


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          debtors, or any such application or petition is filed against Payor, which application or petition is not dismissed or withdrawn within sixty (60) days from the date of its filing; or

     5.3 Payor fails to pay the principal amount, or interest on, or any other amount payable under this Note within five (5) days of when the same becomes due and payable; or

     5.4  Payor admits in writing its inability to pay its debts as they mature;
          or

     5.5 Payor sells all or substantially all of its assets or merges or is consolidated with or into another corporation other than a transaction whose primary purpose is to re-domicile the Payor ; or

     5.6 A proceeding is commenced to foreclose a security interest or lien in any property or assets of Payor as a result of a default in the payment or performance of any debt (in excess of $350,000 and secured by such property or assets) of Payor or of any subsidiary of Payor; or

     5.7 A final judgment for the payment of money in excess of $350,000 is entered against Payor by a court of competent jurisdiction, and such judgment is not discharged (nor the discharge thereof duly provided for) in accordance with its terms, nor a stay of execution thereof procured, within sixty (60) days after the date such judgment is entered, and, within such period (or such longer period during which execution of such judgment is effectively stayed), an appeal therefrom has not been prosecuted and the execution thereof caused to be stayed during such appeal; or

     5.8 An attachment or garnishment is levied against the assets or properties of Payor or any subsidiary of Payor involving an amount in excess of $350,000 and such levy is not vacated, bonded or otherwise terminated within sixty (60) days after the date of its effectiveness; or

     5.9 Payor or any subsidiary defaults in the due observance or performance of any covenant, condition or agreement to be observed or performed pursuant to the terms of this Note (other than the default specified in Section 5.3above) and such default continues uncured for a period of thirty (30) days from the date Payor receives written notice from the Payee; or

     Upon the occurrence of any such Event of Default and at any time thereafter, the holder of this Note shall have the right (at such holder's option) to declare the principal of, accrued unpaid interest on, and all other amounts payable under this Note to be forthwith due and payable, whereupon all such amounts shall be immediately due and payable to the holder of this Note, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived; provided.

6.   SUITS FOR ENFORCEMENT AND REMEDIES.

     6.1 If any one or more Events of Default shall occur and be continuing, the Payee


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          may proceed to (1) protect and enforce Payee's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in any agreement or document referred to herein or in aid of the exercise of any power granted in this Note or in any agreement or document referred to herein, (ii) enforce the payment of this Note, or
          (iii) enforce any other legal or equitable right of the holder of this Note. No right or remedy herein or in any other agreement or instrument conferred upon the holder of this Note is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

7.   UNCONDITIONAL OBLIGATION; FEES, WAIVERS, OTHER.

     7.1 The obligation to make the payments provided for in this Note are absolute and unconditional and are not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.

     7.2 If, following the occurrence of an Event of Default, Payee shall seek to enforce the collection of any amount of principal of and/or interest on this Note, there shall be immediately due and payable from Payor, in addition to the then unpaid principal of, and accrued unpaid interest on, this Note, all reasonable costs and expenses incurred by Payee in connection therewith, including, without limitation, reasonable attorneys' fees and disbursements.

     7.3 No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver or as an acquiescence in any default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

     7.4 This Note may not be modified or discharged (other than by payment) except by a writing duly executed by Payor and Payee.

     7.5 Payor hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit, and diligence in taking any action to collect amounts called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times which Payee had or is existing as security for any amount called for hereunder.

8.   Intentionally Deleted.

9.   Intentionally Deleted.

10.  Intentionally Deleted.


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11.     MISCELLANEOUS.

     11.1 The headings of the various paragraphs of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

     11.2 All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail (return receipt requested, postage prepaid), facsimile transmission or overnight courier to the address of the intended recipient as set forth in the preamble to this Note or at such other address as the intended recipient shall have hereafter given to the other party hereto pursuant to the provisions of this Note.

     11.3 This Note and the obligations of Payor and the rights of Payee shall be governed by and construed in accordance with the substantive laws of the State of New York without giving effect to the choice of laws rules thereof.

     11.4 This Note shall bind Payor and its successors and assigns.

     11.5 Except with respect to any sale of inventory in the ordinary course of business, Payor shall deliver to Payee, within 30 days of collection, 50% of the Net Proceeds of all sales of assets occurring after June 25, 2007 up to $10,000,000 in total asset sales and 75% of the Net Proceeds of all sales of assets after June 25, 2007 to the extent the aggregate Net Proceeds of all such asset sales exceed $10,000,000. The payment of Net Proceeds, as provided in this Section, shall not be required to the extent the amount of such payment would exceed the total amount outstanding under this Note. For purposes of this section, the term "Net Proceeds" shall mean the actual cash amount collected by Payor in consideration of the asset sale less any costs, expenses, taxes or other amounts incurred by Payor as a result of the asset sale. "Net Proceeds" shall not include any interest paid to Payor as a result of an asset sale.

     11.6 This Note amends, supersedes and restates in its entirety that certain Note dated November 30, 2006, given by Payor to Payee, in the principal amount of $21 million (the "November 30, 2006 Note"), which November 30, 2006 Note is hereby rendered null and void.


                                        ARCADIA RESOURCES, INC.


                                        By: /s/ Marvin Richardson
                                            ------------------------------------
                                            Marvin Richardson
                                        Its: President and Chief Executive
                                             Officer


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Accepted and Agreed to:

JANA MASTER FUND, LTD.

BY: ITS INVESTMENT ADVISOR, JANA PARTNERS LLC


By: /s/ Marc Lehman
    ---------------------------------
    Marc Lehmann
Its: Partner


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